Exhibit (a)(10)

AB CORE OPPORTUNITIES FUND, INC.

ARTICLES OF AMENDMENT

AB Core Opportunities Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (hereinafter called the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended such that, immediately upon the Effective Time (as defined below), every 1.6213 shares of common stock, $0.001 par value per share, of the Corporation classified and designated as Class C Common Stock (the “Class C Shares”) that were issued and outstanding immediately before the Effective Time shall be combined into one issued and outstanding Class C Share, $0.0016213 par value per share.

SECOND: The Charter is hereby further amended, effective immediately after the Effective Time, to decrease the par value of the Class C Shares issued and outstanding immediately after the Effective Time to $0.001 per share.

THIRD: The amendments to the Charter as herein set forth were approved by a majority of the entire Board of Directors of the Corporation. The amendments to the Charter as herein set forth are limited to changes expressly permitted by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH: These Articles of Amendment shall become effective at 5:00 p.m. on October 17, 2025 (the “Effective Time”).

FIFTH: There has been no increase in the authorized stock of the Corporation effected by the amendments to the Charter as set forth above.

IN WITNESS WHEREOF, AB Core Opportunities Fund, Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by Onur Erzan, President of the Corporation, and attested by Nancy E. Hay, the Secretary of the Corporation, this 7th day of August, 2025. The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects, and that this statement is made under penalties for perjury.

AB CORE OPPORTUNITIES FUND, INC.

By: /s/ Onur Erzan
Onur Erzan
President

ATTEST:

/s/ Nancy E. Hay
Nancy E. Hay
Secretary

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